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                                                                    EXHIBIT 99.1

News From:                         [LOGO OF COMPUCOM APPEARS HERE]

Contact:

     Edward R. Anderson, President and Chief Executive Officer
     M. Lazane Smith, Chief Financial Officer
     CompuCom Systems, Inc.
     (972) 856-3600

                         CompuCom Completes Purchase of

                 ENTEX Technology Acquisition Services Division

      Integrator Doubles its Presence in the Network Infrastructure Market

     DALLAS, TX (May 11, 1999) - CompuCom Systems, Inc. (NASDAQ: CMPC), a leading network integration company, today announced the purchase from ENTEX Information Services, Inc. of its Technology Acquisition Services Division ("TASD") in a cash transaction.

     As part of the acquisition, CompuCom hired certain of ENTEX's Technology Acquisition Services Division national sales force located throughout major US markets, its corporate account center personnel in Mason, Ohio and acquired its configuration and distribution facility located in Erlanger, Kentucky. The division was credited with approximately $1.8 billion in sales for the twelve-month period ending March 28, 1999.

     Under the terms of the asset purchase agreement, CompuCom purchased product inventory, certain fixed assets and the Erlanger, Kentucky distribution center at fair market value. In addition, CompuCom paid $30 million for the TASD revenue-producing operations.

     "The rationale for this move is that we accelerate our timetables for completing a new lower cost model," said Ed Anderson, CompuCom president and chief executive officer. "We leverage our three channel innovations: co-location, extranets, and a virtual branch model. Compaq's announcement yesterday to reduce the number of distributors buying direct from
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12 to 4 and to use CompuCom for major accounts makes this acquisition of ENTEX's product business even more compelling. Equally exciting is our collaboration with ENTEX to define principles of engagement within mutual client accounts, creating a dynamic co-opetition. The focus is on the customer in everything we do."

     Today's action provides CompuCom immediate relationships with over 500 large enterprise clients whose technology needs match CompuCom's new strategic direction. Combined with its manufacturer co-location partnerships, best practice service methodologies and award-winning Web Services capabilities, this acquisition further positions CompuCom as a distinguished market leader.

     ENTEX former president of the Technology Acquisition Services Division, John Lyons, will join CompuCom's senior management team.

     "The way in which this acquisition is financially structured should accelerate the continued reduction of our operating costs as a percentage of revenue," said M. Lazane Smith, CompuCom's senior vice president and chief financial officer. "We have acquired assets for what we believe is fair market value and have not added appreciably to our field fixed overhead costs. Our focus now is on quickly integrating the new business into our existing operations."

     "We are extremely excited about the opportunities this acquisition presents for our customers, our associates, and for the new CompuCom," commented Tom Lynch, CompuCom executive vice president and chief operating officer. "With this acquisition, we are confident that we have the right people and the right tools to compete in an increasingly challenging environment."
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                        CompuCom Analyst Call Advisory
                        ------------------------------

     The company will host an analyst conference call relative to the above scheduled for today, Tuesday, May 11, 1999, at 4:15pm Central Daylight Time (5:15pm EDT). To listen to the call, please call Intercall at (800) 399-3288 and reference conference ID #260645. You may also listen to a live Internet broadcast of this call at www.vcall.com.
                          -------------

     For your convenience, a replay of this call will be available beginning approximately
2 hours after the completion of the call by calling (800) 642-1687 and referencing Conference ID #260645.

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     CompuCom Systems, Inc., headquartered in Dallas, Texas, is a leading provider of network integration services and distributed desktop products for large corporate customers nationwide. By serving as a primary partner for evaluating, acquiring, and deploying new technologies, CompuCom helps clients focus on core business activities and reduce their total cost of system ownership. Service offerings include network deployment projects, consulting and asset management, network management, help desk and field engineering, as well as computer and computer peripheral procurement, configuration, distribution and software management. CompuCom is accessible via the Internet at http://www.compucom.com.
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     This press release contains certain forward-looking statements regarding revenues, margin, earnings, growth rates and certain business trends that involve risks and uncertainties that could cause actual results to differ materially from the results discussed herein, specifically, the recent sales training may not continue or be sufficient to increase service growth acceleration; the restructuring cost reductions may not be adequate to offset costs needed for other operations; and additional product cost reductions may continue to reduce revenues, margins and earnings. Other factors that could cause actual results to differ materially are: competitive pricing and supply, short-term interest rate fluctuations, general economic conditions, employee turnover and possible future litigation, as well as the risks and uncertainties set forth from time to time in the Company's other public reports and filings and public statements. Recipients of this press release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

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